Exhibit 10.12

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment to Employment Agreement dated as of November 1, 2012 is made by and between FIDELITY & GUARANTY LIFE BUSINESS SERVICES, INC. (the “Company”) and LELAND C. LAUNER, JR. (“Executive”).

W I T N E S S T H

WHEREAS, the Company and the Executive entered into an employment agreement, dated as of June 27, 2011, (the “Employment Agreement”) and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to provide that in lieu of exclusively the options as described in Section 6(d) thereof, the Executive may also receive restricted shares of common stock of Fidelity & Guaranty Life Holdings, Inc. so long as the grant date is not later than December 31, 2012;

NOW, THEREFORE, effective as of November 1, 2012, the Employment Agreement is amended as follows:

1. The second sentence of Section 6(d) is amended and restated as follows:

“On or before December 31, 2012, the Executive will be granted additional equity in Fidelity & Guaranty Life Holdings, Inc. which may be in the form of restricted shares of common stock of Fidelity & Guaranty Life Holdings, Inc. (the “Restricted Stock”) or Options with a grant date fair market value of $700,000, which in the case of Options shall vest and become exercisable in equal annual installments on the first three anniversaries of the date granted and shall have an exercise price per share equal to the fair market value of a share of common stock of Fidelity & Guaranty Life Holdings, Inc. on the grant date.”

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FIDELITY & GUARANTY LIFE BUSINESS SERVICES, INC.

By:	/s/ Rose Boehm
Name: Rose Boehm
Title: SUP HR

EXECUTIVE

/s/ Leland C. Launer, Jr.
Leland C. Launer, Jr.

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